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EXHIBIT 99.1

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
AND RISK FACTORS

The Private Securities Litigation Reform Act of 1995 ("the Reform Act") provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information. The Company is filing this cautionary statement in connection with the Reform Act. When used in this Annual Report on Form 10-K, the Company's Annual Report to Stockholders, in future filings by the Company with the Securities and Exchange Commission ("the Commission"), in the Company's press releases and in oral statements made by the Company's representatives, the words or phrases "should result," "believe", "intend", "plan", "are expected to," "targeted," "will continue," "will approximate," "is anticipated," "estimate," "project" or similar expressions are intended to identify forward-looking statements within the meaning of the Reform Act. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those anticipated or projected.

In connection with the "safe harbor" provisions of the Reform Act, the Company is identifying risk factors that could affect financial performance and cause the Company's actual results to differ materially from opinions or statements expressed with respect to future periods. The following discussion of risk factors contains certain cautionary statements regarding Hormel's business, which should be considered by investors and others. The following risk factors should be considered in conjunction with any discussions of operations or results by the Company or its representatives, including any forward-looking discussion, as well as comments contained in press releases, presentations to securities analysts or investors, or other communications by the Company.

In making these statements, the Company is not undertaking, and specifically declines to undertake, any obligation to address or update each or any factor in future filings or communications regarding the Company's business or results, and is not undertaking to address how any of these factors may have caused changes to discussions or information contained in previous filings or communications. Though the Company has attempted to list comprehensively these important cautionary risk factors, the Company wishes to caution investors and others that other factors may in the future prove to be important in affecting the Company's business or results of operations.

The Company cautions readers not to place undue reliance on forward-looking statements, which represent current views as of the date made. Forward looking statements are inherently at risk to any changes in the national and worldwide economic environment, which could include among other things economic conditions, political developments, currency exchange rates, interest and inflation rates, accounting standards, taxes, and laws and regulations affecting the Company and its markets.

Risk Factors

Fluctuations in commodity prices of pork, poultry and feed ingredients could harm our earnings.

Our results of operations and financial condition are largely dependent upon the cost and supply of pork, poultry and feed grain as well as the selling prices for many of our products, which are determined by constantly changing market forces of supply and demand over which we have limited or no control.

The live pork industry has been moving rapidly to very large, vertically integrated, year-round confinement operations operating under long-term supply agreements. This has resulted in fewer hogs being available on the cash spot market. The decrease in the supply of live hogs on the cash spot market could severely diminish the utilization of slaughter facilities and increase the cost of the raw materials they produce. We, along with others in the industry, use long-term supply contracts to manage the effects of this trend and to assure a stable supply of raw materials while minimizing extreme fluctuations in costs over the long-term. This may result, in the short term, in costs for live hogs that are higher than the cash spot market depending on the relationship of the cash spot market to contract prices, and these higher costs could adversely affect our short-term financial results.

Jennie-O Turkey Store contracts with turkey growers annually to supplement the turkeys it raises to meet its raw material requirements for whole birds and processed turkey products. Jennie-O Turkey Store results are affected by the cost and supply of feed grains, which fluctuate due to climate conditions, production forecasts and supply and demand conditions at local, regional, national and worldwide levels. The Company attempts to manage some of its short-term exposure to fluctuations in corn prices by purchasing corn futures contracts.

Outbreaks of disease among the turkey flocks of Jennie-O Turkey Store could harm our revenues and operating margins.

Turkey flocks are subject to losses from disease, including pneumo-virus. If the turkey flocks of Jennie-O Turkey Store were widely affected by pneumo-virus or other diseases, our supply of turkeys would decrease and costs would increase, and our business operations and financial results would suffer.

Market demand for our products may fluctuate due to competition from other producers.

We face competition from producers of other meats and protein sources, especially beef, chicken and fish. The bases on which we compete include:

•
price;
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product quality;
•
brand identification;
•
breadth of product line; and
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customer service.

Demand for our products also is affected by our competitors' promotional spending and the effectiveness of our advertising and marketing programs. We may be unable to compete successfully on any or all of these bases in the future.

Our operations are subject to the general risks of the food industry.

The food products manufacturing industry is subject to the risks posed by:

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adverse changes in general economic conditions;
•
food spoilage or food contamination;
•
evolving consumer preferences and nutritional and health-related concerns;
•
federal, state and local food processing controls;
•
consumer product liability claims;
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product tampering; and
•
the possible unavailability and/or expense of liability insurance.

If one or more of these risks were to materialize, our revenues could decrease, our costs of doing business could increase and our operating results could be harmed.

In addition, the food industry is experiencing a period of consolidation, and the success of any future acquisitions by Hormel will depend substantially on our ability to integrate newly acquired operations successfully with our existing operations. If we are unable to integrate new operations successfully, our financial results and business reputation could suffer.

Government regulation, present and future, exposes us to potential sanctions and compliance costs that could adversely affect our business.

Our operations are subject to extensive regulation by the U.S. Department of Agriculture, the U.S. Food and Drug Administration and other state and local authorities that oversee food safety standards and the processing, packaging, storage, distribution, advertising and labeling of our products. Our manufacturing facilities and products are subject to constant inspection by federal, state and local authorities. Claims or enforcement proceedings could be brought against us in the future. Additionally, we may be unable to comply with new or modified laws and regulations. Our failure to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions.

We are subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings and investigations.

Our past and present business operations and ownership and operation of real property are subject to extensive and increasingly stringent federal, state and local environmental laws and regulations pertaining to the discharge of materials into the environment and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Compliance with these laws and regulations, and our ability to comply with any modifications to these laws and regulations, is material to our business. New matters or sites may be identified in the future that will require additional investigation, assessment or expenditures. In addition, some of our facilities have been in operation for many years and, over time, we and other prior operators of these facilities may have generated and disposed of wastes that now may be considered hazardous. Future discovery of contamination of property underlying or in the vicinity of our present or former properties or manufacturing facilities and/or waste disposal sites could require us to incur additional expenses. The occurrence of any of these events, the implementation of new laws and regulations, or stricter interpretation of existing laws or regulations, could adversely affect our financial condition.

Our foreign operations pose additional risks to our business.

We operate our business and market our products internationally. Our foreign operations are subject to the risks described above, as well as risks related to fluctuations in currency values, foreign currency exchange controls, compliance with foreign laws and other economic or political uncertainties. International sales are subject to risks related to general economic conditions, imposition of tariffs, quotas, trade barriers and other restrictions, enforcement of remedies in foreign jurisdictions and compliance with applicable foreign laws, and other economic and political uncertainties. All of these risks could result in increased costs or decreased revenues, which could harm our financial results.

Deterioration of labor relations or increases in labor costs could harm our business.

We have approximately 15,500 employees, of which approximately 4,200 are represented by labor unions, principally the United Food and Commercial Workers' Union. A significant increase in labor costs or a deterioration of labor relations at any of our facilities that results in work slowdowns or stoppages could harm our financial results.

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EXHIBIT 99.1 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND RISK FACTORS